UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 22, 2023
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SHAPEWAYS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-39092 (Commission File Number)	87-2876494 (I.R.S. Employer Identification Number)

12163 Globe St. Livonia, MI		48150
(Address of principal executive offices)		(Zip Code)

(734) 422-6060
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001	SHPW	New York Stock Exchange
Warrants, each warrant exercisable for one share of Common Stock for $11.50 per share	SHPW WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03 Material Modification to Rights of Security Holders.
To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On June 22, 2023, Shapeways Holdings, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to the Company's Certificate of Incorporation to effect a 1-for-8 (the “Final Ratio”) reverse stock split (the “Reverse Stock Split”) of the Company's issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), which became effective as of 4:01 p.m. Eastern Time on June 22, 2023 (the “Effective Date”). The Common Stock is expected to begin trading on the New York Stock Exchange on a split-adjusted basis at the opening of trading on June 23, 2023. The Common Stock will continue to trade under the symbol “SHPW” under new CUSIP number 81947T 201.
As a result of the Reverse Stock Split, every eight shares of Common Stock issued and outstanding will be converted into one share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would have been entitled to receive fractional shares because they held a number of shares of Common Stock not evenly divisible by the Final Ratio will automatically receive a cash payment equal to the value of such fractional share based on the closing price of the Common Stock as of the Effective Date.
The Reverse Stock Split will not reduce the number of authorized shares of Common Stock of 120,000,000, or change the par value of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of Common Stock (except to the extent that the Reverse Stock Split would result in any stockholders owning a fractional share).
All outstanding options, warrants, and restricted stock units entitling their holders to receive or purchase shares of Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of each security. Prior to the Reverse Stock Split, the Company had listed warrants to purchase a total of 18,410,000 shares of Common Stock, with each whole warrant being exercisable for one share of Common Stock at $11.50 per share. Warrants will be proportionately adjusted pursuant to the Final Ratio, such that every eight shares of Common Stock that may be purchased pursuant to the warrants immediately prior to the Reverse Stock Split will represent one share of Common Stock that may be purchased pursuant to such warrants immediately following the Reverse Stock Split. Correspondingly, the exercise price per share of Common Stock attributable to such warrants immediately prior to the Reverse Stock Split will be proportionately increased, such that the warrant price immediately following the Reverse Stock Split will be $92, which equals the product of eight multiplied by $11.50, the exercise price per share immediately prior to the Reverse Stock Split. The number of shares of Common Stock subject to the warrants will be proportionately decreased by eight times, to an aggregate of 2,301,250 shares. The terms of the Company’s outstanding warrants do not permit issuance of fractional shares upon exercise of such warrants. Instead, the number of shares issuable shall be rounded up or down to the nearest whole number upon exercise of the warrants. The redemption trigger price of the warrants will also be correspondingly proportionately increased, such that the redemption trigger price immediately following the Reverse Stock Split will be $144, which equals the product of eight multiplied by $18.00, the redemption trigger price immediately prior to the Reverse Stock Split.
The foregoing description of the Certificate of Amendment is a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01 Other Events.
On June 22, 2023, the Company issued a press release announcing the effectiveness of the Reverse Stock Split. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference herein.

Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to the Certificate of Incorporation of the Company, effective June 22, 2023.
99.1	Press release issued by Shapeways Holdings, Inc. dated June 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shapeways Holdings, Inc.

Dated: June 22, 2023	By:	/s/ Alberto Recchi
	Name:	Alberto Recchi
	Title:	Chief Financial Officer